Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

W.W. Grainger, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(c)	2,415,773	$515.56	$1,245,475,927.88	0.0000927	$115,455.62
Total Offering Amounts					$1,245,475,927.88		115,455.62
Total Fee Offsets							—
Net Fee Due							$115,455.62

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)	Represents 1,530,000 shares of the Registrant's Common Stock reserved for issuance under the W.W. Grainger, Inc. 2022 Incentive Plan (the “2022 Plan”) plus up to 885,773 shares of the Registrant's Common Stock subject to outstanding awards under the W.W. Grainger, Inc. 2015 Incentive Plan as of the effective date of the 2022 Plan that on or after such effective date cease to be subject to such awards.

(3)	Estimated pursuant to Rule 457(c) under the Securities Act solely for purposes of determining the registration fee on the basis of the average of the high ($520.49) and low ($510.63) prices for the Common Stock as reported on the New York Stock Exchange on April 20, 2022.